Exhibit 2.5

FOURTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 4
TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO 4. TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made as of October 15, 2022, by and among (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”) and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the application Company Unit Holders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”).

BACKGROUND

A.   PTIC II, the Company and the Sellers Representative entered into that certain Business Combination Agreement, dated as of May 17, 2022, as amended by that certain Amendment to Business Combination Agreement, dated May 27, 2022, as amended by that certain Amendment No. 2 to Business Combination Agreement, dated July 13, 2022, as amended by that certain Amendment No. 3 to Business Combination Agreement, dated September 7, 2022 (the “Business Combination Agreement”).

B.   In accordance with Section 9.3 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement in accordance with this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.    Capitalized Terms. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.

2.    Amendments to Section 5.15 of the Business Combination Agreement. Section 5.15 shall be amended as set forth in this Section 2 in order to change the number of directors on the PTIC II Board from seven (7) to eight (8) directors.

a.    Section 5.15(a). Section 5.15(a) shall be amended and restated in its entirety as follows:

“(a) The Parties shall take all such action within their power as may be necessary or appropriate such that effective as of the Closing (i) the PTIC II Board shall consist of eight (8) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors, (ii) the Governing Documents of PTIC II are substantially in the form attached as Exhibit E, (iii) the initial members of the PTIC II Board are the individuals determined in accordance with Section 5.15(b) and Section 5.15(c), as applicable, (iv) the initial members of the compensation committee, audit committee and nominating committee of the PTIC II Board are the individuals determined in accordance with Section 5.15(d), Section 5.15(e) or Section 5.15(f), as applicable and (v) the officers of PTIC II are the individuals determined in accordance with Section 5.15(g).”

b.    Section 5.15(b). Section 5.15(b) shall be amended and restated in its entirety as follows:

“(b) PTIC II shall designate two (2) Persons to be Class I directors on the PTIC II Board effective as of the Closing (the “Sponsor Directors”), subject to the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). PTIC II may prior to the PTIC II Shareholders Meeting, with the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act by notifying the Seller’s Representative of such replacement individual. Notwithstanding the foregoing, (i) each of the two (2) individuals designated to the PTIC II Board pursuant to this Section 5.15(b) must qualify as independent under the requirements set forth in the applicable Nasdaq rules, and must be a member of management or the PTIC II Board as at the date of this Agreement and (ii) one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(b) will satisfy the diversity requirements set forth in the applicable Nasdaq rules.”

c.    Section 5.15(c). Section 5.15(c) shall be amended and restated in its entirety as follows:

“(c) The Company shall designate three (3) Persons to be Class II directors and three (3) Persons to be Class III directors on the PTIC II Board effective as of the Closing, subject to the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative may, with the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act by notifying PTIC II and the Sponsor of such replacement individual. Notwithstanding the foregoing, at least one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(c) must qualify as independent under the requirements set forth in the applicable Nasdaq rules.”

3.    Amendment to NewCo LLC Agreement. The Business Combination Agreement is hereby amended to include the form of NewCo LLC Agreement in the form attached hereto as Exhibit A.

4.    Amendment to the Allocation Schedule. The changes set forth on Exhibit B shall hereby be made to the Illustrative Allocation Schedule.

5.    Effect of Amendment. Upon the execution and delivery of this Amendment, the Business Combination Agreement shall thereupon be deemed to be amended as set forth in this Amendment with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall be read, taken and construed as one and the same instrument.

6.    General. Except as expressly provided in this Amendment, all of the terms and provisions of the Business Combination Agreement are and will remain in full force and effect. The amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of the Parties hereto that would require the waiver or consent of the Parties hereto. ARTICLE 9 OF THE BUSINESS COMBINATION AGREEMENT SHALL APPLY TO THIS AMENDMENT AS THOUGH FULLY SET FORTH HEREIN.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 4 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

SELLERS’ REPRESENTATIVE
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

Exhibit A

Form of NewCo LLC Agreement

Exhibit B

Revisions to the Illustrative Allocation Schedule